SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 10, 2003

AVISTA CORPORATION

(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: Web site: http://www.avistacorp.com	509-489-0500

(Former name or former address, if changed since last report)

Item 5. Other Information

Federal Energy Regulatory Commission (FERC) Investigation

In January 2003, the FERC Trial Staff, Avista Corporation (Avista Corp.) d/b/a Avista Utilities and Avista Energy filed an Agreement in Resolution with the FERC’s Chief Administrative Law Judge, which if approved would resolve the investigation that commenced in August 2002. The parties requested that the judge certify the agreement and forward it to the FERC for its final approval. In the joint motion, the FERC Trial Staff states that its investigation found no evidence that: (1) any executives or employees of Avista Utilities or Avista Energy knowingly engaged in or facilitated any improper trading strategy; (2) Avista Utilities or Avista Energy engaged in any efforts to manipulate the western energy markets during 2000 and 2001; and (3) Avista Utilities or Avista Energy withheld relevant information from the Commission’s inquiry into the western energy markets for 2000 and 2001.

On June 25, 2003, the FERC’s Chief Administrative Law Judge issued an order denying the request to certify the Agreement in Resolution and forward it to the FERC for its final approval. In the order, the Chief Administrative Law Judge stated, among other things, that there are numerous issues of material fact that remain unanswered. The order also indicates that there needs to be additional evidence to explain concerns and issues identified in the March 26, 2003 FERC policy staff report on western energy markets.

In the June 25, 2003 order, the FERC’s Chief Administrative Law Judge reinstated a procedural schedule that calls for further testimony and hearings in the case. The procedural schedule calls for testimony to be filed in August and September 2003, hearings to begin on October 27, 2003, reply briefs to be filed by December 15, 2003 and an initial decision to be issued on January 12, 2004.

On July 10, 2003, Avista Corp. and Avista Energy filed an appeal to the June 25, 2003 order that, if approved, would allow the FERC to directly resolve the pending investigation. In the appeal, Avista Corp. and Avista Energy assert that the FERC’s Chief Administrative Law Judge did not have the opportunity to consider how other orders, which were issued on June 25, 2003 by the FERC with respect to western energy markets and Enron Corporation, would impact the case. Those orders provide additional guidance with respect to improper trading activities and further validate the findings of the FERC Trial Staff’s investigation of Avista Corp. and Avista Energy. The FERC’s Chief Administrative Law Judge has 15 days to respond to the appeal. If the FERC’s Chief Administrative Law Judge denies the appeal, Avista Corp. has the option to appeal directly to the FERC commissioner assigned to hear appeals. If that appeal were successful, the case would be presented to the full commission of the FERC.

The FERC Trial Staff has also filed a motion with the FERC’s Chief Administrative Law Judge asking for clarification and reconsideration of the June 25, 2003 order. The FERC’s Trial Staff has requested that the Agreement in Resolution be certified and forwarded to the FERC for its final approval without the need for a further hearing. On July 17, 2003, Avista Corp. and Avista Energy filed an answer to this motion with the FERC, which supports the FERC Trial Staff’s position. Avista Corp. and Avista Energy have also requested that if the FERC Trial Staff’s motion or the appeal filed by Avista Corp. and Avista Energy are not granted that the procedural schedule be adjusted to provide Avista Corp. and Avista Energy the opportunity to respond to testimony filed by intervening parties.

Avista Corp.’s press release disclosing the events of July 10, 2003 is filed as exhibit 99(a) hereto.

Avista Laboratories, Inc. (Avista Labs)

On July 21, 2003, Avista Corp. announced an investment by a group of private equity investors to form a new entity, AVLB Inc., which acquired the assets previously held by Avista Corp.’s fuel cell manufacturing and development subsidiary, Avista Labs. Avista Corp. will remain as a minority owner with 19.9 percent interest in AVLB Inc., which will continue to do business under the name Avista Labs for up to 24 months. The investors have raised $7.5 million in funding, which includes a commitment by Avista Corp. to provide funding of up to $1.5 million under certain conditions.

The reduction in Avista Corp.’s ownership interest in this business results in an impairment charge of approximately $2.5 million (net of tax), or $0.05 per diluted share, during the second quarter of 2003. This impairment charge, as well as operating losses for Avista Labs for the period, will be reported as a discontinued operation in Avista Corp.’s consolidated financial statements.

Avista Corp.’s press release disclosing this event is filed as exhibit 99(b) hereto.

Neither the filing of any press release as an exhibit to this Current Report nor the inclusion in such press releases of a reference to Avista Corp.’s Internet address shall, under any circumstances, be deemed to incorporate the information available at such Internet address into this Current Report. The information available at Avista Corp.’s Internet address is not part of this Current Report or any other report filed by Avista Corp. with the Securities and Exchange Commission.

Item 7. Exhibits

99(a)	Press release dated July 10, 2003
99(b)	Press release dated July 21, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION (Registrant)

Date: July 22, 2003	/s/ Malyn K. Malquist Malyn K. Malquist Senior Vice President and Chief Financial Officer